Exhibit 2.2

[Execution Version]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of January 3, 2006, to the Agreement and Plan of Merger (the “Agreement”), dated as of September 29, 2005, among AMERIPATH HOLDINGS, INC., a Delaware corporation (“Parent”), AMERIPATH, INC., a Delaware corporation (“Opco”), SPECIALTY LABORATORIES, INC., a California corporation (the “Company”), and SILVER ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Opco (“Merger Sub”).

RECITALS

WHEREAS, the parties to the Agreement have agreed to amend certain terms of the Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Company Termination Fee

SECTION 1.01                    Company Termination Fee.  The Agreement is hereby amended by deleting the number “$13,000,000” set forth in Section 6.06(b) thereof and substituting therefor the number “$10,700,000”.

ARTICLE II

Dissenting Shares Condition

SECTION 2.01                    Dissenting Shares Condition.  The Agreement is hereby amended by deleting the number “10%” set forth in Section 7.02(f) thereof and substituting therefor the number “15%”.

ARTICLE III

Superior Company Proposal

SECTION 3.01                    Superior Company Proposal.  The Agreement is hereby amended by deleting the words “all or substantially all” in each place that they appear in Section 5.02(e) thereof and substituting therefor the words “at least 80%.”

ARTICLE IV

Dissent Rights

SECTION 4.01                    Dissent Rights.  The Agreement is hereby amended by deleting Section 2.01(d) thereof and substituting the following Section 2.01(d) therefor:

“(d)                           Dissent Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair market value of such Dissenting Shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (“Chapter 13”) (except that the parties hereto expressly waive compliance with the requirement set forth in Section 1300(b)(1) of the CGCL that demands for payment be filed with respect to 5% or more of the outstanding shares of Company Common Stock, provided that such demands are filed with respect to 3.5% or more of the outstanding shares of Company Common Stock) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of such Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Chapter 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Chapter 13, then the right of such holder to be paid the fair market value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c).  The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL received by the Company for payment of fair market value for shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands, except as required by applicable Law.  The Company shall not, except with the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, make any payment with respect to, settle, offer to settle, or approve any withdrawal of, any such demands.”

ARTICLE V

Company Stockholder Approval

SECTION 5.01                    Company Stockholder Approval.  The Agreement is hereby amended by adding the words “or by any members of the Company Board” after the word “affiliates” in Section 3.04(c)(ii) thereof.

ARTICLE VI

Miscellaneous

SECTION 6.01                    Effectiveness.  This Amendment shall be effective as of the date first written above.  In the event that (a) the Court declines to approve the terms of the Settlement or (b) Lead Counsel provide notice that they are withdrawing from the Settlement (any such event, an “Amendment Termination Event”), this Amendment shall be of no further force and effect and, without any further action by any of the parties hereto, the terms of the Agreement shall be deemed to be further amended to rescind the modifications set forth in Article I through Article V hereof; provided, however, that if, prior to the occurrence of an Amendment Termination Event, any event has occurred or circumstance exists as a result of which the provisions of the Agreement as they are modified by Article I through Article V hereof would have an effect or application that is different from the effect or application that would result under such provisions as they existed prior to the effectiveness of this Amendment (any such event or circumstance, a “Triggering Event”), then this Amendment shall remain in full force and effect with respect to each of the modifications set forth in Article I through Article V of this Amendment that has been the subject of any Triggering Event(s) notwithstanding the subsequent occurrence of an Amendment Termination Event.

SECTION 6.02                    Defined Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement, except that the terms “Court,” “Settlement” and “Lead Counsel” shall have the meanings ascribed to them in the Memorandum of Understanding, dated as of December 22, 2005, relating to the settlement of certain litigation (the “Memorandum”).

SECTION 6.03                    No Other Modification.  Except as expressly set forth in this Amendment, all terms of the Agreement remain in full force and effect.

SECTION 6.04                    No Third-Party Beneficiaries.  Nothing in this Amendment shall be construed to confer any rights or remedies upon any third parties, including any parties to the Memorandum who are not parties hereto.

SECTION 6.05                    Counterparties.  This Amendment may be executed in one or more counterparts (and delivered by facsimile), all of which shall be considered one and the same original instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 6.06                    Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state, except to the extent the laws of California are mandatorily applicable to the Merger.

SECTION 6.07                    Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.  The parties acknowledge and agree that irreparable damage (for which money damages would not be an adequate remedy) would occur in the event that any of the provisions of this Amendment were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedies, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions of this Amendment in any New York state court or any Federal court, in each case, located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in New York County in the event any dispute arises out of this Amendment or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any action arising out of this Amendment or any Transaction in any such court, (d) agrees that it will not bring any action relating to this Amendment or any Transaction in any court other than any New York state court or any Federal court, in each case, sitting in the New York County and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION.

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IN WITNESS WHEREOF, Parent, Opco, the Company and Merger Sub have duly executed this Amendment, all as of the date first written above.

AMERIPATH HOLDINGS, INC.

By:	/s/ Donald E. Steen
Name: Donald E. Steen
Title: Chief Executive Officer

By:	/s/ David L. Redmond
Name: David L. Redmond
Title: Chief Financial Officer

AMERIPATH, INC.

By:	/s/ Donald E. Steen
Name: Donald E. Steen
Title: Chief Executive Officer

By:	/s/ David L. Redmond
Name: David L. Redmond
Title: Chief Financial Officer

SPECIALTY LABORATORIES, INC.

By:	/s/ Nicholas R. Simmons
Name: Nicholas R. Simmons
Title: Sr. Vice-President & General Counsel

By:	/s/ Deborah A. Estes
Name: Deborah A. Estes
Title: Secretary

SILVER ACQUISITION CORP.

By:	/s/ Donald E. Steen
Name: Donald E. Steen
Title: President

By:	/s/ David L. Redmond
Name: David L. Redmond
Title: Secretary

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